Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of BTS Tactical Fixed Income Fund, a series of Northern Lights Fund Trust, of our report dated February 27, 2026, relating to the financial statements and financial highlights of BTS Tactical Fixed Income Fund, appearing in the Form N-CSR for the year ended December 31, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Policies and Procedures for Disclosure of Portfolio Holdings,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 21, 2026